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Exhibit 3.18

THE COMPANIES ACTS 1985 AND 1989

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED

1
Preliminary Interpretation

1.1
In these articles:

"Table A" means Table A of The Companies (Tables A to F) Regulations 1985, as amended by The Companies (Tables A to F) (Amendment) Regulations 1985;

references to a "regulation" are to a regulation in Table A;

references to an "article" are to a provision of these articles;

references to the "Act" are to the Companies Act 1985 and any statutory modification or re-enactment thereof for the time being in force; and

words and phrases used in these articles shall have the meanings ascribed to them in or by virtue of Table A.

1.2
The regulations in Table A shall apply to the Company, except where they are excluded or modified by these articles or are otherwise inconsistent with these articles and, together with these articles, they shall constitute the articles of the Company.

2
Share capital

2.1
The share capital of the Company at the date of the adoption of these Articles is £10,000 divided into 2 "A" ordinary shares of 0.001p each and 999,999,998 ordinary shares of 0.001p each.

2.2
The "A" ordinary shares and the ordinary shares shall be separate classes of share but save as provided in article 2.3 below shall carry the same rights and privileges and shall rank pari passu in all respects.

2.3
The holders of the "A" ordinary shares and the holders of the ordinary shares shall each have one vote for every share of which it is the holder save that for a period of twelve months following the adoption of these articles the holders of the "A" ordinary shares shall each have two votes for every share of which it is the holder on any resolution proposing to increase the authorised share capital of the Company. Regulation 54 shall be modified accordingly.

2.4
Unless the authority hereby given is previously revoked or varied by the Company in general meeting, the directors may at any time and from time to time within the period of five years of the date of incorporation of the Company, in accordance with section 80 of the Act, exercise generally and unconditionally the power of the Company to allot relevant securities (as defined in the said section) and to offer or agree to allot such securities (notwithstanding that such offer or agreement would or might require such securities to be allotted by the Company after the said period) provided that the maximum nominal value of the securities so allotted or offered or agreed to be allotted shall not, when aggregated with the nominal value of the shares in the capital of the Company agreed to be taken by the subscriber to the Memorandum of Association of the Company, exceed the sum of £10,000.

2.5
By virtue of section 91 of the Act the provisions of sub-section (1) of section 89 and sub-sections (1) to (6) inclusive of section 90 of the Act shall not apply to the Company.

3
Lien

3.1
The lien conferred by regulation 8 shall attach also to fully paid shares, and the Company shall also have a first and paramount lien on all shares, whether fully paid or not, standing registered in the name of any member, whether he is their sole registered holder or is one of two or more joint holders, for all money presently payable by him or his estate to the Company. Regulation 8 shall be modified accordingly.

4
Transfer of shares

4.1
The directors may in their absolute discretion, and without giving any reason for so doing, refuse to register any transfer of a share, whether it is fully paid or not. Regulation 24 shall be modified accordingly.

4.2
The directors may at any time give notice requiring any person entitled to a share by reason of the death or bankruptcy of the holder thereof to elect either to be registered himself in respect of the share or to transfer the share and if the notice is not complied with within sixty days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice shall have been complied with. Regulation 31 shall be modified accordingly.

5
Purchase of own shares

5.1
Subject to the Act, the Company may redeem or purchase, and may enter into any contract for the purchase of, all or any of its shares of any class (including any redeemable shares), and may enter into any contract under which it may, subject to any conditions, become entitled or obliged to purchase all or any of such shares and may make payments in respect of the redemption or purchase of such shares otherwise than out of distributable profits or the proceeds of a fresh issue of shares. Every redemption, purchase or contract entered into pursuant to this article shall be authorised by such resolution of the Company as may for the time being be required by law but, subject to such resolution, the directors shall have full power to determine or approve the terms of any such redemption, purchase or contract. Neither the Company nor the directors shall be required to select the shares in question rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class in accordance with the rights as to dividends or capital conferred by any class of shares. Subject to the Act, the Company may agree to the variation of any contract entered into pursuant to this article and to release any of its rights or obligations under any such contract. Notwithstanding anything to the contrary contained in these articles, the rights attaching to any class of shares shall not be deemed to be varied by anything done by the Company pursuant to this article. Regulation 35 shall not apply to the Company.

6
Notice of general meetings

6.1
Subject to the Act, notice of any general meeting need not be given to any director in that capacity. Regulation 38 shall be modified accordingly.

7
Proceedings at general meetings

7.1
No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum, except when the Company has only one member, when the quorum shall be one such person. Regulation 40 shall not apply to the Company.

7.2
If within half an hour from the time appointed for a general meeting, a quorum is not present or, if during a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of the members, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed for that meeting, the meeting shall be dissolved. Regulation 41 shall not apply to the Company.

7.3
A poll may be demanded at any general meeting by any member entitled to vote at the meeting. Regulation 46 shall be modified accordingly.

8
Votes of members

8.1
A proxy shall be entitled to vote on a show of hands and regulation 54 shall be modified accordingly.

9
Number of directors

9.1
Unless and until the Company in general meeting shall otherwise determine, the number of directors shall not be subject to any maximum but shall not be less than one. If and so long as there is a sole director, he may exercise all the powers and authorities vested in the directors by these articles or Table A. Regulation 64 shall not apply to the Company and regulation 89 shall be modified accordingly.

10
Delegation of directors' powers

10.1
The directors may delegate any of their powers to committees consisting of such persons, whether directors or not, as they think fit. Regulation 72 shall be modified accordingly.

11
Appointment and retirement of directors

11.1
The directors shall not be subject to retirement by rotation and accordingly:

(a)
regulation 73 to 77 inclusive, the last two sentences of regulation 79, regulation 80 and the last sentence of regulation 84 shall not apply to the Company; and

(b)
regulation 78 shall apply but with the deletion of the words "subject as aforesaid" and of the words "and may also determine the rotation in which additional directors are to retire".

11.2
A member or members holding the whole or a majority in nominal value of the issued ordinary share capital for the time being of the Company shall have power from time to time and at any time to appoint any person as a director or directors either as an additional director or to fill any vacancy and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by an instrument in writing signed by the member or members making the same, or in the case of a member being a body corporate signed by one of its directors or other officers on its behalf, and shall take effect upon lodgement at the registered office of the Company or such later date as may be specified in the instrument.

11.3
No person shall be disqualified from becoming a director by reason of his attaining or having attained the age of 70 or any other age.

12
Gratuities and pensions

12.1
The directors may, on behalf of the Company, exercise all the powers of the Company to provide benefits, whether by the payment of gratuities or pensions or by insurance or in any other manner (whether similar to the foregoing or not), for any director or former director or any relation, connection or dependant of any director or former director who holds or has held any executive office or employment with the Company or with any company which is or has been the Company's holding company, parent undertaking, subsidiary or subsidiary undertaking or a subsidiary or subsidiary undertaking of the Company's holding company or parent undertaking or with a predecessor in business of the Company or of any such company and may contribute to any fund and pay premiums for the purchase or provision of any such benefit. No director or former director shall be accountable to the Company or the members for any benefit permitted by this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company. Regulation 87 shall not apply to the Company.

13
Alternate directors

13.1
An alternate director who is himself a director and/or who acts as an alternate director for more than one director shall be entitled, in the absence of his appointor(s), to a separate vote or votes on behalf of his appointor(s) in addition (if he is himself a director) to his own vote. Regulation 88 shall be modified accordingly.

14
Proceedings of directors

14.1
The word "signed" in regulation 93 shall apply as if it included the words "or approved by letter or fax transmission".

14.2
Provided that a director has disclosed to the directors the nature and extent of any interest he may have in any contract or proposed contract with the Company in accordance with section 317 of the Act, or any other material interest of his, a director may vote at a meeting of directors or of a committee of directors on a resolution concerning any matter in which he has, directly or indirectly, an interest or duty, which is material and which conflicts or may conflict with the interests of the Company, and, if he votes, his vote shall be counted and he shall be counted in the quorum when that resolution or matter is considered. Regulations 94 to 96 inclusive shall not apply to the Company.

14.3
A meeting of the board of directors may be held between directors some or all of whom are in different places, whether by telephone or video conference or any other audio or audiovisual communication media, provided always that the number of directors participating constitutes a quorum, and provided that each director participating in the meeting can hear each of the other participants, and can address all of the other participants simultaneously.

15
Notices

15.1
Any notices to be given pursuant to these articles may be given by fax transmission to the fax number maintained at the relevant address of the addressee. Such a notice shall be conclusively deemed to have been properly given at the time shown on the transmission report received by the sender

15.2
Any notice or other document delivered to or left at a registered address otherwise than by post shall be deemed to have been given at the time it was so delivered or left.

16
Indemnity

16.1
Subject to the provisions of the Act, but without prejudice to any other indemnity to which the person concerned may otherwise be entitled, every director, auditor, secretary or other officer of the Company shall be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in relation to the actual or purported execution and discharge of the duties of such office. Regulation 118 shall be extended accordingly.

Name and address of the subscriber
Ciba Specialty Chemicals International Inc. Klybeckstrasse 141 CH 4002 Basel Switzerland
For and on behalf of Ciba Specialty Chemicals International Inc.
/s/ Ballmer S. Ballmer	/s/ O. Strub O. Strub
Authorised signatory

Date 13/9/99

Witness to the above signature:	/s/ M. Dettwiler M. Dettwiler c/o Ciba Specialty Chemicals International Inc.

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ARTICLES OF ASSOCIATION OF CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED